EXHIBIT C TO
                                          JOINT VENTURE AGREEMENT






                  S&G PACKAGING COMPANY, L.L.C.





               LIMITED LIABILITY COMPANY AGREEMENT





                    Dated as of July 12, 1996

                           TABLE OF CONTENTS

Section                                                       Page

PRELIMINARY STATEMENTS . . . . . . . . . . . . . . . . . . . . .1

ARTICLE IDEFINITIONS; INTERPRETATION . . . . . . . . . . . . . .1
     1.1.   Definitions. . . . . . . . . . . . . . . . . . . . .1
     1.2.   Interpretation . . . . . . . . . . . . . . . . . . .2

ARTICLE IIORGANIZATION . . . . . . . . . . . . . . . . . . . . .2
     2.1.   Formation. . . . . . . . . . . . . . . . . . . . . .2
     2.2.   Name.. . . . . . . . . . . . . . . . . . . . . . . .2
     2.3.   Purposes.. . . . . . . . . . . . . . . . . . . . . .2
     2.4.   Duration.. . . . . . . . . . . . . . . . . . . . . .2
     2.5.   Registered Office and Registered Agent; Principal
            Office.. . . . . . . . . . . . . . . . . . . . . . .2
     2.6.   Qualification in Other Jurisdictions.. . . . . . . .3
     2.7.   No State-Law Partnership.. . . . . . . . . . . . . .3

ARTICLE IIIMEMBERS . . . . . . . . . . . . . . . . . . . . . . .3
     3.1.   Initial Members. . . . . . . . . . . . . . . . . . .3
     3.2.   Admission of Additional Members. . . . . . . . . . .4
     3.3.   Investment Representations.. . . . . . . . . . . . .4

ARTICLE IVCAPITAL CONTRIBUTIONS. . . . . . . . . . . . . . . . .5
     4.1.   Initial Capital Contributions. . . . . . . . . . . .5
     4.2.   Initial Membership Interests.. . . . . . . . . . . .5
     4.3.   Mandatory Additional Capital Contributions . . . . .5
     4.4.   Optional Additional Cash Contributions.. . . . . . .5
     4.5.   Capital Accounts.. . . . . . . . . . . . . . . . . .7
     4.6.   Return of Capital Contributions. . . . . . . . . . 10
     4.7.   Interest.. . . . . . . . . . . . . . . . . . . . . 10
     4.8.   Loans From Members.. . . . . . . . . . . . . . . . 10

ARTICLE VALLOCATIONS AND DISTRIBUTIONS . . . . . . . . . . . . 11
     5.1. Allocations of Income, Gain, Loss, Deduction and Credit From Operations and Interim Capital
            Transactions.. . . . . . . . . . . . . . . . . . . 11
     5.2.   Allocations on Dissolution and Winding Up. . . . . 11
     5.3.   Book/Tax Disparities; Section 754 Elections;
            Etc. . . . . . . . . . . . . . . . . . . . . . . . 11
     5.4.   Allocation of Nonrecourse Deductions.. . . . . . . 12
     5.5.   Allocation of Member Nonrecourse Deductions. . . . 12
     5.6.   Minimum Gain Chargeback. . . . . . . . . . . . . . 13
     5.7.   Member Minimum Gain Chargeback.. . . . . . . . . . 13
     5.8.   Qualified Income Offset. . . . . . . . . . . . . . 13
     5.9.   Limitations on Loss Allocation.. . . . . . . . . . 13
     5.10.  Curative Allocations.. . . . . . . . . . . . . . . 13
     5.11.  Interest in Company Profits. . . . . . . . . . . . 14
     5.12.  Distributions in Kind. . . . . . . . . . . . . . . 14
     5.13.  Allocations and Distributions to Transferred
            Interests. . . . . . . . . . . . . . . . . . . . . 14
     5.14.  Distributions of Distributable Funds.. . . . . . . 15
     5.15.  Special Allocations. . . . . . . . . . . . . . . . 15
     5.16.  Order of Application.. . . . . . . . . . . . . . . 15

ARTICLE VIRIGHTS, POWERS AND OBLIGATIONS OF MEMBERS. . . . . . 16
     6.1.   Authority; Liability to Third Parties. . . . . . . 16
     6.2.   Transfer of Membership Interests.. . . . . . . . . 16
     6.3.   Admission of Transferee as Member. . . . . . . . . 16
     6.4.   Resignation of a Member. . . . . . . . . . . . . . 17

ARTICLE VIIMEETINGS OF MEMBERS . . . . . . . . . . . . . . . . 17
     7.1.   Place of Meetings. . . . . . . . . . . . . . . . . 17
     7.2.   Meetings.. . . . . . . . . . . . . . . . . . . . . 17
     7.3.   Notice.. . . . . . . . . . . . . . . . . . . . . . 18
     7.4.   Waiver of Notice.. . . . . . . . . . . . . . . . . 18
     7.5.   Quorum.. . . . . . . . . . . . . . . . . . . . . . 18
     7.6.   Voting.. . . . . . . . . . . . . . . . . . . . . . 18
     7.7.   Conduct of Meetings. . . . . . . . . . . . . . . . 19
     7.8.   Action by Written Consent. . . . . . . . . . . . . 19
     7.9.   Proxies. . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VIIIMANAGEMENT OF THE COMPANY. . . . . . . . . . . . . 20
     8.1.   Management of the Company and the Joint Venture
            Business.. . . . . . . . . . . . . . . . . . . . . 20
     8.2.   Management Committee; Number and Election of
            Representatives; Additional Committees.. . . . . . 20
     8.3.   General Powers of Management Committee . . . . . . 21
     8.4.   Limitations on Powers of Management Committee. . . 21
     8.5.   Place of Meetings. . . . . . . . . . . . . . . . . 22
     8.6.   Regular Meetings.. . . . . . . . . . . . . . . . . 22
     8.7.   Special Meetings.. . . . . . . . . . . . . . . . . 22
     8.8.   Quorum of and Action by Management Committee . . . 23
     8.9.   Compensation . . . . . . . . . . . . . . . . . . . 23
     8.10.  Resignation and Removal. . . . . . . . . . . . . . 23
     8.11.  Vacancies. . . . . . . . . . . . . . . . . . . . . 23
     8.12.  Action by Written Consent. . . . . . . . . . . . . 24
     8.13.  Standard of Care; Liability. . . . . . . . . . . . 24
     8.14.  Appointment of Officers; President.. . . . . . . . 24

ARTICLE IXOWNERSHIP OF COMPANY PROPERTY. . . . . . . . . . . . 25

ARTICLE XFISCAL MATTERS; BOOKS AND RECORDS . . . . . . . . . . 25
     10.1.  Bank Accounts; Investments.. . . . . . . . . . . . 25
     10.2.  Records Required by Act; Right of Inspection.. . . 25
     10.3.  Books and Records. . . . . . . . . . . . . . . . . 26
     10.4.  Access to Financial and Accounting Records . . . . 26
     10.5.  Tax Returns and Information. . . . . . . . . . . . 26
     10.6.  Delivery of Financial Statements to Members. . . . 26
     10.7.  Audits . . . . . . . . . . . . . . . . . . . . . . 27
     10.8.  Fiscal Year. . . . . . . . . . . . . . . . . . . . 27
     10.9.  Tax Elections. . . . . . . . . . . . . . . . . . . 27
     10.10. Tax Matters Member . . . . . . . . . . . . . . . . 28

ARTICLE XIINDEMNIFICATION AND INSURANCE. . . . . . . . . . . . 28
     11.1.  Indemnification and Advancement of Expenses by
            the Company. . . . . . . . . . . . . . . . . . . . 28
     11.2.  Insurance. . . . . . . . . . . . . . . . . . . . . 31
     11.3.  Limit on Liability of Members from Company
            Indemnification. . . . . . . . . . . . . . . . . . 31

ARTICLE XIIDISSOLUTION AND WINDING UP. . . . . . . . . . . . . 31
     12.1.  Events Causing Dissolution.. . . . . . . . . . . . 31
     12.2.  Winding Up.. . . . . . . . . . . . . . . . . . . . 32
     12.3.  Compensation of Liquidator.. . . . . . . . . . . . 33
     12.4.  Distribution of Company Property and Proceeds
            of Sale Thereof. . . . . . . . . . . . . . . . . . 33
     12.5.  Final Audit. . . . . . . . . . . . . . . . . . . . 34
     12.6.  Deficit Capital Accounts.. . . . . . . . . . . . . 34

ARTICLE XIIIDISPUTE RESOLUTION . . . . . . . . . . . . . . . . 34

ARTICLE XIVMISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . 35
     14.1.  Conference Telephone Meetings. . . . . . . . . . . 35
     14.2.  Counterparts.. . . . . . . . . . . . . . . . . . . 35
     14.3.  Entire Agreement.. . . . . . . . . . . . . . . . . 35
     14.4.  Partial Invalidity.. . . . . . . . . . . . . . . . 35
     14.5.  Amendment. . . . . . . . . . . . . . . . . . . . . 36
     14.6.  Binding Effect.. . . . . . . . . . . . . . . . . . 36
     14.7.  Governing Law. . . . . . . . . . . . . . . . . . . 36
     14.8.  Offset.. . . . . . . . . . . . . . . . . . . . . . 36
     14.9.  Effect of Waiver or Consent. . . . . . . . . . . . 36
     14.10. Further Assurances.. . . . . . . . . . . . . . . . 36
     14.11. Expenses . . . . . . . . . . . . . . . . . . . . . 36
     14.12. Notices. . . . . . . . . . . . . . . . . . . . . . 37

                              ANNEX

Annex I  --    Definitions



                            SCHEDULES

Schedule I  -- Membership Interests

                  S&G PACKAGING COMPANY, L.L.C.

               LIMITED LIABILITY COMPANY AGREEMENT
              (a Delaware Limited Liability Company)

          THIS AGREEMENT is made and entered into as of July 12, 1996 by and among S&G Packaging Company, L.L.C., a Delaware lim-ited liability company (the "Company"), Stone Container Corporation, a Delaware corporation ("Stone"), as a Member of the Company, Gaylord Container Corporation, a Delaware corporation ("Gaylord"), as a Member of the Company, and any other Person who shall hereafter execute this Agreement as a Member of the Company (Stone, Gaylord and any such other Person being herein referred to individually as a "Member" and collectively as the "Members").

                      PRELIMINARY STATEMENTS

          WHEREAS, there has heretofore been filed a Certificate of Formation with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Act (as herein defined);

          WHEREAS, the Company's primary activity shall initially be the manufacture, distribution and sale of paper bags and sacks and related activities;

          WHEREAS, upon the terms and subject to the conditions set forth herein, each of Stone and Gaylord are concurrently with the execution of this Agreement acquiring certain Membership
Interests (as herein defined) in the Company;

          WHEREAS, in accordance with the Act, each of the Company and the Members desire to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and their respective
Membership Interests therein and to provide for the management of the business and operations of the Company;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I

                   DEFINITIONS; INTERPRETATION

          1.1. Definitions. In this Agreement, unless the context shall otherwise require, the capitalized terms used herein shall have the respective meanings specified or referred to in Annex I hereto, which is incorporated by reference herein. Each agreement referred to in Annex I shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof.

          1.2. Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, references to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement. Unless the context indicates otherwise, the word "including" means "including but not limited to."


                            ARTICLE II

                           ORGANIZATION

          2.1. Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

          2.2.   Name.  The name of the Company is S&G Packaging
Company, L.L.C. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Management Committee by Majority Vote.

          2.3. Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liabili-ty companies may be formed under the Act (including, without limitation, the Joint Venture Business). The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

          2.4. Duration. The Company shall continue in exis-tence for the period fixed in the Certificate of Formation for the duration of the Company or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

          2.5. Registered Office and Registered Agent; Princi-pal Office. (a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Management Committee by Majority Vote may designate from time to time in the manner provided by the Act.

          (b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Management Committee by Majority Vote may designate in the manner provided by the Act.

          (c) The principal office of the Company shall be at 150 N. Michigan Avenue, Chicago, Illinois 60601 or at such place as the Management Committee by Majority Vote may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Management Committee by Majority Vote may designate from time to time.

          2.6.   Qualification in Other Jurisdictions.  The
Management Committee shall have authority to cause the Company to do business in jurisdictions other than the State of Delaware only if one of the following conditions is satisfied:

          (a) Such jurisdiction has enacted a limited liability company statute, and the Management Committee by Majority Vote shall have approved the qualification of the Company under such statute to do business as a foreign limited liability company in such jurisdiction; or

          (b) The Company shall have obtained an opinion of counsel qualified to practice law in the other jurisdiction to the effect that under the laws of such jurisdiction the Members will not be held liable for any debts or obligations of the Company.

          2.7. No State-Law Partnership. No provisions of this Agreement (including, without limitation, the provisions of Article VIII) shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Representative a partner or joint venturer of or with any other Member or Representative, for any purposes other than federal and state tax purposes.


                           ARTICLE III

                             MEMBERS

          3.1. Initial Members. The Initial Members of the Company are Stone and Gaylord and the addresses of such Initial Members are as set forth on Schedule I. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

          3.2. Admission of Additional Members. Additional Members of the Company may only be added if the addition of any such proposed additional Member is approved unanimously in writing, prior to such admission, by all the then existing Members and such proposed additional Member executes a counterpart of, or an agreement adopting, this Agreement and such Ancillary Agreements or other related agreements as the existing Members may require.

          3.3. Investment Representations. Each Member hereby represents and warrants as follows:

          (a) Such Member is acquiring its Membership Interest for investment solely for such Member's own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.

          (b) Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment and has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, this investment.

          (c) Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company and
(ii) has had the unrestricted opportunity to make such reasonable investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member.

          (d) Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subse-quently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registra-tion under the Securities Act or any applicable state securities laws is not required.

          (e) Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws. Upon the request of the Company, such Member will provide the Company with an opinion of counsel satisfactory to the Company that a proposed resale of the Membership Interests complies with the Securities Act or any applicable state securities laws.


                            ARTICLE IV

                      CAPITAL CONTRIBUTIONS

          4.1. Initial Capital Contributions. Gaylord shall be obligated to contribute to the initial capital of the Company the Gaylord Contributed Property pursuant to the terms of the Gaylord Contribution, Assignment and Assumption Agreement and Stone shall be obligated to contribute to the initial capital of the Company the Stone Contributed Property pursuant to the terms of the Stone Contribution, Assignment and Assumption Agreement. Each of the Gaylord Contributed Property and the Stone Contributed Property are also referred to as the "Initial Capital Contribution."
Stone and Gaylord shall make their respective Initial Capital Contributions on the Closing Date. Each Member agrees to provide the other Members and the Company with the tax basis, as of the date of transfer, of property (other than cash) contributed to the Company by that Member. Gaylord shall also contribute to the Company an amount of roll stock having a value equal to (A) the sum of all Members' Capital Accounts at Closing plus 50% of such amount divided by (B) ten (the "Gaylord Additional Contributed Property"), computed including the Gaylord Additional Contributed Property in the sum of all Members' Capital Accounts, such computation being a reiterative calculation. A receivable will be recorded on the Company's books from Gaylord in the amount of the Gaylord Additional Contributed Property on the Closing Date and the Gaylord Additional Contributed Property will be part of Gaylord's Initial Capital Contribution. Gaylord shall transfer roll stock inventory within 180 days of the Closing Date to satisfy this obligation. The value of the roll stock shall be determined based on the prices set forth in the Paper Supply Contract between the Company, Stone and Gaylord. Gaylord agrees to provide the other Members and the Company with the tax basis, as of the date of transfer, of such roll stock.

          4.2.   Initial Membership Interests.  Upon making the
Initial Capital Contribution, each Member shall be entitled to the Membership Interest set forth opposite such Member's name on
Schedule I.

          4.3.   Intentionally Omitted.

          4.4. Optional Additional Cash Contributions. (a) In the event that (i) the Management Committee by Majority Vote determines that the Company requires additional funds for a Discretionary Expenditure and upon approval by all Members of the amount and timing of such Discretionary Expenditure or (ii) any Member reasonably believes in good faith that a Non-Discretionary Expenditure is necessary, the Management Committee shall make one or more written requests for the Members to make optional addi-tional cash contributions ("Optional Additional Cash Contribu-tions") to sufficiently fund the Discretionary Expenditure or Non-Discretionary Expenditure, as the case may be. The respec-tive portion of any Optional Additional Cash Contributions which may be contributed by any Member shall be determined on a pro rata basis in accordance with each Member's Membership Interest at the time of such request. Members shall have the right to make no cash contribution, or to make all or any portion of their full requested Optional Additional Cash Contributions. Such request shall specify the date on or before which the contribu-tions must be delivered to the Company, which date shall not be earlier than 30 days after mailing of written notice of such request to all Members. Any request made in accordance with this subsection (a) shall be referred to as a "First Request."

          (b) In the event one or more Members fail to make such Member's full Optional Additional Cash Contribution upon a First Request, the Management Committee by Majority Vote may make successive requests for Optional Additional Cash Contributions, equal to the amount of the shortfall in such First Request, in the same manner as described in subsection 4.4(a), and the contribution date shall not be earlier than 15 days (rather than 30 days) after written notice of such request. The successive requests provided by this subsection (b) may be continued until no Member wishes to make an Optional Additional Cash Contribution or until the aggregate amount of the First Request shall have been contributed. In making any request for Optional Additional Cash Contributions, the Management Committee shall follow such procedures as it shall deem to be reasonable and fair to all Members.

          (c) (i) Discretionary Expenditure. In the event one or more Members fail, in whole or in part, to make their full
Optional Additional Cash Contributions (each a "Tardy Member") required to fund a Discretionary Expenditure, but other Members make the Optional Additional Cash Contributions (each a "Non-Tardy Member") necessary to fully fund the Discretionary Expenditure, the Membership Interest of the Tardy Member shall be reduced proportionately and the Membership Interest of the Non-Tardy Member shall be increased proportionately on the date such Discretionary Expenditure is fully funded. Notwithstanding the immediately prior sentence, the Membership Interest of a Tardy
Member shall not be reduced and the Membership Interest of the Non-Tardy Member shall not be increased as described in the prior sentence if (x) the Tardy Member signs a note to the Company, dated the date of the cash contribution actually made by the other Members, and such note is in the amount equal to the portion of such Tardy Member's pro rata Optional Additional Cash
Contribution which has been funded by the Non-Tardy Member, bears interest at the lowest available incremental short-term borrowing rate of the Non-Tardy Member, pays interest semi-annually and matures two years from its date of issue (a "Grace Period Note") and (y) the Tardy Member does not default in the payment of interest and/or principal amount of such Grace Period Note
(hereinafter (x) and (y) are collectively referred to as the "Grace Period Option").

          (ii) Non-Discretionary Expenditure. In the context of a Non-Discretionary Expenditure, the Membership Interests of a Tardy Member and a Non-Tardy Member shall be decreased and increased, respectively, in the manner provided in Section
4.4(c)(i) on the date such Non-Discretionary Expenditure is fully funded. Notwithstanding the immediately prior sentence, the Grace Period Option shall be available to the Tardy Member if, and only if, such Tardy Member (x) does not have sufficient borrowing availability under any of its financing agreements to fully fund such Tardy Member's pro rata portion of such Non-Discretionary Expenditure or (y) is, or by funding such Non-Discretionary Expenditure would be, in default under any of such Tardy Member's financing agreements.

          (iii) Valuation. In order to determine the value of any Optional Additional Cash Contribution relative to the value of the Company as a whole (prior to such Optional Additional Cash Contribution), and accordingly the amount of a Tardy Member's Membership Interest to be reduced or a Non-Tardy Member's Membership Interest to be increased pursuant to subparagraph (c) of this Section 4.4 (subject to the Grace Period Option, if applicable), the parties shall appoint an investment banking firm or valuation firm with a national reputation to determine the Fair Market Value of the Company pursuant to the procedures set out in Section 4.12 of the Joint Venture Agreement. Upon the making of any such Optional Additional Cash Contributions (subject to the Grace Period Option, if applicable), Schedule I shall be revised accordingly to reflect the then applicable Membership Interests of each Member. Thereafter, the Member failing to make such Optional Additional Cash Contribution shall be limited in its right to provide further additional capital in proportion to such Member's Membership Interest as so revised.

          (iv) Default. Any principal payment made by any Tardy Member on its Grace Period Note shall be treated as a Capital Contribution by such Member for purposes of this Agreement. In the event that the Tardy Member fails to pay interest or principal, each within five (5) days of being due, with respect to its Grace Period Note, such Tardy Member's Membership Interest shall be reduced and the Non-Tardy Member's Membership Interest shall be increased as provided in this Section 4.4(c) and such Grace Period Note shall be canceled.

          4.5. Capital Accounts. (a) A Capital Account shall be established and maintained for each Member. Each Member's
Capital Account (i) shall be increased by (A) the amount of money contributed by that Member to the Company, (B) the Agreed Value of Contributed Property contributed by that Member to the Company
(net of liabilities secured by the Contributed Property that the Company is considered to assume or take subject to under Section
752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations and (ii) shall be de-creased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code),
(C) allocations to that Member of Section 705(a)(2)(B) Expenditures, and
(D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding items described in clause (a)(ii)(C) above and loss or deduction described in Section 1.704-1(b)(4)(iii) of the Treasury Regulations.

          (b) Except as otherwise provided herein, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to (i) all Capital Con-tributions made to the Company on or after the date of this Agreement, (ii) all allocations of income, gain, deduction and loss pursuant to Article V for operations and transactions effected on or after the date of this Agreement and prior to the date such determination is required to be made under this Agreement and (iii) all distributions made on or after the date of this Agreement.

          (c) Upon the Transfer of a Membership Interest in the Company (or portion thereof) on or after the date of this Agreement, if such Transfer does not cause a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the Capital Account of the transferor Member that is attributable to the transferred Membership Interest will be carried over to the transferee Member.

          (d) The realization, recognition and classification of any item of income, gain, loss or deduction for Capital
Account purposes shall be the same as its realization, recognition and classification for federal income tax purposes;
provided, however, that:

          (i) Any deductions for depreciation, cost re-covery or amortization attributable to a Contributed
     Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such prop-erty. Upon adjustment pursuant to Section 4.5(e) of the Carrying Value of the Company Property subject to depreciation, cost recovery or amortization, any fur-ther deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property was equal to its Carrying Value immediately following such adjustment; and any deduc-tions for depreciation, cost recovery or amortization under this Section 4.5(d) shall be computed in accordance with Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations or, with respect to the applicable portion of the Carrying Value of Contributed Property or Adjusted Property, in accordance with Section 1.704-3(d)(2) of the Treasury Regulations using the depreciation, cost recovery or amortization method and period that would apply to such Contributed Property or Adjusted Property if it were newly purchased by the Company from an unrelated party at the time of the contribution or adjustment.

          (ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

          (iii) All items incurred by the Company that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Members pursuant to Article V.

          (iv) If the assets of the Company are sold in a transaction in which, by reason of the provisions of
     Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account in computing gain or loss of the Company for purposes of allocations and distributions to the Members pursuant to Article V, notwithstanding that in the event of a distribution pursuant to Section 12.4 the Members may elect to continue the Company pending collection of deferred purchase money obligations received in connection with such sale.

          (e)(i) Upon the contribution to the Company by a new or existing Member of cash or Contributed Property (other than any contribution by Gaylord pursuant to Section 4.3 and other than a de minimis amount) in consideration for a Membership Interest in the Company, the Capital Accounts of all Members and the Carrying Values of all Company Properties immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unre-alized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immedi-ately prior to such issuance and had been allocated to the Members in accordance with Article V.

          (ii) Immediately prior to the actual distribution of any Company Property (other than cash) or the distribution of cash to a retiring or continuing Member as consideration for an interest in the Company, the Capital Accounts of all Members and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions hereof and Treasury Regulations under Section 704 of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Company Property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Company Property immediately prior to such distribution and had been allocated to the Members at such time in accordance with Article V.

          (f) In addition to the adjustments required by the foregoing provisions of this Section 4.5, the Capital Accounts of the Members shall be adjusted in accordance with the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

          (g) The foregoing provisions of this Section 4.5 are intended to comply with Section 1.704-1(b)(2)(iv) (and, to the extent set forth above, Section 1.704-3(d)(2)) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Management Committee, by Majority Vote, shall determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with such Sections of the Treasury Regula-tions, the Management Committee, by Majority Vote, may make such modification, provided that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to Article V and the Management Committee notifies the Members in writing of such modification prior to its effective date, and provided further that the Management Committee shall have no liability to any Member for any failure to exercise any such discretion to make any modifications permitted under this
Section 4.5(g).

          (h) The Capital Account balance of any Member who receives a "guaranteed payment" (as determined under Section 707(c) of the Code) from the Company shall be adjusted only to the extent of such Member's allocable share of any Company deduction or loss, or other downward Capital Account adjustment, resulting from such guaranteed payment.

          4.6. Return of Capital Contributions. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member's Capital Contribution.

          4.7. Interest. No interest shall be paid by the Com-pany on Capital Contributions or on balances in Members' Capital
Accounts.

          4.8. Loans From Members. Loans by a Member to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amounts of any such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made. The repayment of loans from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 12.4.



                            ARTICLE V

                  ALLOCATIONS AND DISTRIBUTIONS

          5.1. Allocations of Income, Gain, Loss, Deduction and Credit From Operations and Interim Capital Transactions. Except as otherwise provided in this Article V, income, gain, loss, deduction and credit of the Company for a fiscal year of the Company from operations and Interim Capital Transactions for the year shall be allocated to the Members in accordance with their respective Membership Interests.

          5.2. Allocations on Dissolution and Winding Up. Except as otherwise provided in this Article V, after adjusting the Capital Accounts for all allocations under Section 5.1 and all distributions under Section 5.14 for the year, gain or loss resulting from the sale of the Company's assets under Section
12.2 or otherwise upon the dissolution and termination of the Company shall be allocated to the Members in accordance with their respective Membership Interests.

          5.3.   Book/Tax Disparities; Section 754 Elections;
     Etc.

          (a) In the case of Contributed Property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated in a manner consistent with the requirements of Section 704(c) of the Code by using the remedial method described in Section 1.704-3(d) of the Treasury Regulations applied in a manner which eliminates the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution.

          (b) In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of
Section 704(c) of the Code. In the event that the Adjusted Property was originally a Contributed Property, the allocation required by this Section 5.3(b) also shall take into account the requirements of Section 5.3(a).

          (c) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under
Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Section 734 and 743 of the Code.

          (d) Whenever the income, gain and loss of the Company allocable hereunder consists of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the income, gain and loss for tax purposes allocable to each Member shall be deemed to include its pro rata share of each such item except as otherwise required by the Code and the Treasury Regulations. Notwithstand-ing the foregoing, if the Company realizes depreciation recapture income pursuant to Section 1245 or Section 1250 (or other comparable provision) of the Code as the result of the sale or other disposition of any asset, the allocations to each Member hereunder shall be deemed to include the same proportion of such depreciation recapture as the total amount of deductions for tax depreciation of such asset previously allocated to such Member bears to the total amount of deductions for tax depreciation of such asset previously allocated to all Members. This Section 5.3(d) shall be construed to affect only the character, rather than the amount, of any items of income, gain and loss.

          (e) Allocations pursuant this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account, share of Company income, gain, loss, deductions or credit pursuant to any other provision of this Agreement or share of distributions under this Agreement.

          5.4. Allocation of Nonrecourse Deductions. Items of loss, deduction and Section 705(a)(2)(B) Expenditures attribut-able, under Section 1.704-2(c) of the Treasury Regulations, to increases in the Company's Minimum Gain shall be allocated, as provided in Section 1.704-2(e) of the Treasury Regulations, to the Members in accordance with their respective Membership Interests.

          5.5. Allocation of Member Nonrecourse Deductions. Notwithstanding the provisions of Sections 5.1 and 5.2, items of loss, deduction and Section 705(a)(2)(B) Expenditures attribut-able, under Section 1.704-2(i) of the Treasury Regulations, to Member Nonrecourse Debt shall (prior to any allocation pursuant to Section 5.1 or 5.2) be allocated, as provided in Section 1.704-2(i) of the Treasury Regulations, to the Members in accord-ance with the ratios in which they bear the economic risk of loss for such debt for purposes of Section 1.752-2 of the Treasury Regulations.

          5.6. Minimum Gain Chargeback. In the event that there is a net decrease in the amount of the Company's Minimum Gain during a taxable year of the Company, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

          5.7. Member Minimum Gain Chargeback. If during a taxable year of the Company there is a net decrease in a Member Nonrecourse Debt Minimum Gain, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member's share of such net decrease in accordance with Section 1.704-2(i) of the Treasury Regulations.

          5.8. Qualified Income Offset. Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, income of the Company shall be allocated, after the allocations required by Sections 5.6 and 5.7 but before any other allocation required by this Article V, to the Members with deficit balances in their Adjusted Capital Accounts in an amount and manner sufficient to eliminate such deficit balances as quickly as possible. This
Section 5.8 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

          5.9. Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary (other than the following sentence), no item of loss or deduction of the Company shall be allocated to a Member if such allocation would result in a negative balance in such Member's Adjusted Capital Account. Such item of loss or deduction shall be allocated first among the Members with positive balances in their Adjusted
Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

          5.10. Curative Allocations. If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures are allocated to a Member pursuant to
Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9, then, prior to any
allocation pursuant to Section 5.1 or 5.2 and subject to Sections 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9, items of income and gain (including gross income) and items of loss, deduction and
Section 705(a)(2)(B) Expenditures for subsequent periods shall be allocated to the Members in a manner designed to result in each Member's Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not occurred under Section 5.4, 5.5, 5.6, 5.7, 5.8 or 5.9. In exercising their discretion under this
Section 5.10, the Management Committee shall take into account future allocations under Sections 5.6 and 5.7 that, although not yet made, are likely to offset other allocations previously made under Sections 5.4 and 5.5.

          5.11.  Interest in Company Profits.  Pursuant to
Section 1.752-3(a)(3) of the Treasury Regulations, the Members' interests in Company profits for purposes of determining the Members' proportionate shares of the excess nonrecourse liabilities (as defined in Section 1.752-3(a)(3) of the Treasury Regulations) of the Company shall be determined in accordance with their respective Membership Interests.

          5.12. Distributions in Kind. If any assets of the Company are distributed in kind pursuant to Section 12.4, such assets shall be distributed to the Members entitled thereto in the same proportions as if the distribution were in cash. Such assets shall be valued at their then fair market value as reasonably determined by the Management Committee by unanimous vote. The amount of Unrealized Gain or Unrealized Loss attributable to any asset to be distributed in kind to the Members shall, to the extent not otherwise recognized by the Company or taken into account under Section 5.3(c), be taken into account in computing gain or loss of the Company for purposes of allocation of gain or loss under Sections 5.1 and 5.2, and distributions of proceeds to the Members under Sections 5.14 and 12.4.

          5.13. Allocations and Distributions to Transferred Interests. (a) If any interest in the Company is Transferred, increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Company for such year shall be allocated among the Members to take into account their varying interests during the year in any manner the Management Committee shall approve pursuant to Section 8.4(n), in its sole discretion, as then permitted by the Code.

          (b) Distributions under Sections 5.14 and 12.4 shall be made only to Members and assignees who, according to the books and records of the Company, are Members or assignees on the actual date of distribution. Neither the Company nor the Management Committee (or any Representative serving thereon) shall incur any liability for making distributions in accordance with this Section 5.13(b).

          5.14. Distributions of Distributable Funds. (a) As soon as reasonably practicable after the end of each calendar quarter, the Tax Matters Member shall determine the Tax Allowance Amount for every Member in respect of such quarter. Upon such determination, the Company shall distribute to the Members, in accordance with their respective Membership Interests, an amount sufficient to cause each Member to receive a distribution at least equal to such Member's Tax Allowance Amount to be distributed to such Member, provided such a distribution is permitted by all lending agreements to which the Company is then a party.

          (b)    Except as provided in Section 5.14(a) hereof,
Section 5.14(c) hereof and Section 12.4 hereof relating to distributions upon the dissolution and liquidation of the Company, Distributable Funds shall be distributed on a quarterly basis to the Members in accordance with their respective Membership Interests. Any additional distributions shall be made only to the extent unanimously approved by the Management Committee. To the extent that the Management Committee approves any distribution pursuant to this Section 5.14 that consists of a consideration of a type or in a form other than cash, the types and forms of such consideration shall be allocated in an equitable manner among the Members entitled thereto, in the proportions and amounts provided for herein, such that each Mem-ber shall, except for immaterial variances, receive the same type or form of consideration (including equivalent tax basis). The Company shall not make any distribution to the Members if, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair market value of Company Property, except that the fair market value of Company Property that is subject to a liability for which recourse of creditors is limited shall be included in the Company assets only to the extent that the fair market value of that Company Property exceeds that liability.

          (c)    Any interest paid to the Company by any Tardy
Member in respect of any Grace Period Note shall be distributed to the Non-Tardy Member within 5 days of receipt thereof by the Company. Upon the payment of any principal amount of any Grace
Period Note, the Company shall distribute such amount to the Non-Tardy Member.

          5.15.  Special Allocations.  Notwithstanding Section
5.1 and Section 5.2 hereof, any interest income recognized by the Company in respect of any Grace Period Note shall be specially allocated to the Non-Tardy Member.

          5.16.  Order of Application.  For purposes of this
Article V, the listed provisions shall be applied in the order in which they are listed below (from first to last):

          Section 5.14; Section 5.7; Section 5.6; Section 5.8;
Section 5.9; Section 5.3; Section 5.5; Section 5.4; Section 5.10;
Section 5.15; Section 5.1; and Section 5.2.


                            ARTICLE VI

            RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

          6.1. Authority; Liability to Third Parties. Except as otherwise provided herein, no Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company. No Member shall be liable for the debts, obligations or liabilities of the Company, whether arising from trade creditors, governmental authorities or otherwise (except liability to the Company or the other Member as provided in
Section 5.1(c) and Section 5.2(c) of the Joint Venture Agreement), including under a judgment, decree or order of a court.

          6.2.   Transfer of Membership Interests.

          (a) No Member shall, directly or indirectly, offer, sell, assign, pledge (except for the Gaylord Pledge), encumber or otherwise Transfer all or any portion of its Membership Interest (including economic rights associated therewith) to any Person, except as contemplated by Sections 4.12 and 8.2 of the Joint Venture Agreement or otherwise with the unanimous written consent of all other Members. Notwithstanding the previous sentence, a Member may effect a Transfer of its economic rights in the Company to an Affiliate of such Member without the consent of all other Members, but such Affiliate shall not be admitted as a Member unless admitted in accordance with Section 6.3. Until the transferee is admitted as a Member pursuant to Section 6.3, the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Membership Interest transferred.

          (b)    Any purported Transfer of any Membership
Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the Transfer contemplated thereby. Notwithstanding anything contained herein to the contrary, (i) no Member may Transfer any Membership Interest in violation of any provision of this Agreement or in violation of the Securities Act and any applicable state securities laws,
(ii) no Transfer of any Membership Interest may be effected to any transferee (including any Affiliate of the transferor) unless such transferee has executed and delivered to the Company a copy of this Agreement and agreed to be bound by all of the terms and provisions hereof, (iii) no Transfer of any Membership Interest
(or economic rights associated therewith) may be effected if such Transfer would cause a dissolution of the Company under the Act,
(iv) no Transfer of any Membership Interest may be effected if it would cause the Company to be treated as having greater than 100 persons as determined in Treas. Reg. Sec. 1.7704-1(h) and (v) except as permitted pursuant to Section 8.2 of the Joint Venture
Agreement, no Transfer of any Membership Interest (or economic rights associated therewith) may be effected if such Transfer would cause a termination of the Company under Section
708(b)(1)(B) of the Code unless the Members unanimously approve such Transfer.

          6.3. Admission of Transferee as Member. A transferee of a Membership Interest, including an Affiliate of a Member desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement and such Ancillary Agreements as the existing Members may require. Except as otherwise set forth in this Agreement, the admission of such transferee is subject to the unanimous approval of the Members. Upon admission of the transferee as a Member, the transferee shall have, to the extent of the Membership Interest transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Certificate of Formation and the Act. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make Capital Contributions, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement, the Ancillary Agreements or the books and records of the Company. Whether or not the transferee of a Membership Interest becomes a Member, the transferor Member is not released from any liability to the Company under the Act.

          6.4. Resignation of a Member. No Member shall resign, withdraw, retire or otherwise take action to effect the foregoing, except as expressly permitted by this Article VI or the Joint Venture Agreement.


                           ARTICLE VII

                       MEETINGS OF MEMBERS

          7.1. Place of Meetings. All meetings of Members shall be held at the principal office of the Company as provided in Section 2.5, or at such other place as may be designated by the Majority Vote of the Management Committee.

          7.2. Meetings. (a) An annual meeting of Members for the transaction of such business as may properly come before the meeting shall be held at such place, on such date and at such time as the Management Committee shall determine.

          (b) Special meetings of Members for any proper purpose or purposes may be called at any time by a Majority Vote of the Management Committee or by the holders of at least 80% of the Membership Interests then outstanding; provided, however, that if Gaylord does not elect to purchase an amount of Stone's Membership Interest by delivering written notice to Stone within four years from the date hereof pursuant to Section 4.12 of the Joint Venture Agreement such that, after such purchase, each of Gaylord and Stone would own 50% of the Membership Interests, then on the fifth anniversary of this Agreement the term "80%" in this Section shall be amended to "30%".

          7.3. Notice. A Notification of all meetings, stating the place, day and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the meeting to each Member entitled to vote.

          7.4. Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of Notification of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.

          7.5. Quorum. The presence, either in person or by proxy, of Members holding at least 80% of the Membership In-terests is required to constitute a quorum at any meeting of the Members; provided, however, that if Gaylord does not elect to purchase an amount of Stone's Membership Interest by delivering written notice to Stone within four years from the date hereof pursuant to Section 4.12 of the Joint Venture Agreement such that, after such purchase, each of Gaylord and Stone would own 50% of the Membership Interests, then on the fifth anniversary of this Agreement the term "80%" in this section shall be amended to "51%".

          7.6. Voting. (a) All Members shall be entitled to vote on any matter submitted to a vote of the Members. Members may vote either in person or by proxy at any meeting. Each Member shall be entitled to one vote for each full percentage of the Membership Interest held by such Member. Fractional votes shall be permitted.

          (b) With respect to any matter other than a matter for which the affirmative vote of Members owning a higher specified percentage of the Membership Interests is required by the Act or this Agreement, the affirmative vote of the holders of at least 80% of the outstanding Membership Interests (taken at a meeting at which a quorum is present) shall be the act of the Members; provided, however, that if Gaylord does not elect to purchase an amount of Stone's Membership Interest by delivering written notice to Stone within four years from the date hereof pursuant to Section 4.12 of the Joint Venture Agreement such that, after such purchase, each of Gaylord and Stone would own 50% of the Membership Interests, then on the fifth anniversary of this Agreement the term "80%" in this section shall be amended to "51%".

          7.7. Conduct of Meetings. The Management Committee shall have full power and authority concerning the manner of conducting any meeting of the Members, including, without limita-tion, the determination of Persons entitled to vote, the exis-tence of a quorum, the satisfaction of the requirements of this
Article VII, the conduct of voting, the validity and effective-ness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Management Committee by Majority Vote shall designate a Person to serve as chairperson of any meeting and shall further designate a Person to take minutes of any meeting. The chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting.
Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

          7.8. Action by Written Consent. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed and dated by all Members. Such consent shall have the same force and effect as a vote of the signing Members at a meeting duly called and held pursuant to this
Article VII.

          7.9. Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A facsimile, tele-gram, telex, cablegram or similar transmission by the Member or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.9. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Company before or at the time of the meeting or execution of the written con-sent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Management Committee who shall decide all questions touch-ing upon the qualification of voters, the validity of the prox-ies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairperson of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Interests that are the subject of such proxy are to be voted with respect to such issue.


                           ARTICLE VIII

                    MANAGEMENT OF THE COMPANY

          8.1. Management of the Company and the Joint Venture Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members who, for administrative convenience only, shall appoint a management committee (the "Management Committee") as described herein.

          8.2. Management Committee; Number and Election of Representatives; Additional Committees. (a) The Management Committee shall consist of six Representatives, three Representatives designated by Stone and three Representatives designated by the Gaylord; provided, however, that if Gaylord does not elect to purchase an amount of Stone's Membership Interest by delivering written notice to Stone within four years from the date hereof pursuant to Section 4.12 of the Joint Venture Agreement such that, after such purchase, each of Gaylord and Stone would own 50% of the Membership Interests, then on the fifth anniversary of this Agreement the Management Committee shall consist of four Representatives designated by Stone and two Representatives designated by Gaylord. Certain Management Committee decisions also require approval of the Membership Interests pursuant to Section 8.4 herein. Representatives must be officers or employees of a Member or any Affiliate of a Member. The initial Representatives of the Company shall be Roger W. Stone, Thomas Cadden, Matt Kaplan, Marvin Pomerantz, Dan Casey and Dale Stahl.

          (b) In the event that additional committees of the Company are formed by the Management Committee, the Members shall be entitled to appoint the same proportion of Representatives on any such additional committee as such Members are entitled to on the Management Committee, subject to the same proviso contained in the last clause of subsection (a) above.

          8.3. General Powers of Management Committee. The Members, through the Management Committee, shall have complete and exclusive discretion and authority in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company. The Members, through the Management Committee, shall, subject to Section 8.4, possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or conven-ient to carry out the business and affairs of the Company.

          8.4. Limitations on Powers of Management Committee. Notwithstanding any other provision contained in this Agreement to the contrary, in addition to other requirements set forth herein no act shall be taken, sum expended, decision made, obli-gation incurred or power exercised by the Company, or the officers or the Management Committee on behalf of the Company, in each case without the approval of 80% of the Membership Interests (100% if by written consent) with respect to each of the following:

          (a) any merger or consolidation involving the Company (other than a merger of any subsidiary of the Company into the Company);

          (b) any voluntary liquidation, dissolution or termination of the Company pursuant to Section 12.1(b);

          (c) the sale, lease, transfer or other disposition by the Company of any material portion of its assets, other than in the ordinary course of business;

          (d) any split, combination or reclassification of any Membership Interests or any reorganization of the Company;

          (e) the declaration, setting aside or the payment of any distributions or redemptions (whether in cash or property, but excluding (i) any mandatory tax distributions made available to all Members, and (ii) distributions required by Section
5.14(c)) by the Company to any Member;

          (f) the incurrence by the Company of any indebted-ness for borrowed money or any capitalized lease obligation or the entry into any agreement, commitment, assumption or guarantee with respect thereto;

          (g) the removal of any Member and, except as may be provided for in this Agreement, the issuance by the Company of any additional Membership Interests or other equity interests (including any interests convertible into equity interests) of the Company;

          (h) any change of the Company's name or purpose or any amendment or restatement of the Certificate of Formation or this Agreement, the Joint Venture Agreement or any other
Ancillary Agreement;

          (i) the entry by the Company into any contract or agreement (or any amendment thereof) with, or the payment of any amounts (other than those described in subparagraph 8.4(e)(i) or (ii)) to, a Member or any Affiliate of a Member other than any Grace Period Note;

          (j) the entering into a line of business other than the Joint Venture Business contemplated by the Joint Venture
Agreement;

          (k) the incurrence of capital expenditures in any fiscal year in excess of $2,500,000 other than capital expenditures previously authorized by all Members;

          (l) any acquisition or any investment in any amount in excess of $2,500,000 except to the extent permitted invest-ments are authorized by the primary senior loan agreement between the Company and one or more financial institutions;

          (m)    the creation of any subsidiary of the Company;

          (n) except as otherwise provided in this Agreement, the making of any income tax election or allocation.

          8.5. Place of Meetings. Meetings of the Management Committee may be held either within or without the State of Delaware at whatever place is specified in the call of the meet-ing. In the absence of specific designation, the meetings shall be held at the principal office of the Company as provided in
Section 2.5. The Representatives serving on the Management Committee, by Majority Vote, may appoint from among themselves a chairperson or chairpersons to preside at meetings of the Management Committee; provided, however, from the date hereof until this Agreement's six-month anniversary, Marvin Pomerantz and Roger Stone will act as co-chairpersons. Any Representative shall be permitted to attend any meeting of the Management Committee in person or by conference call pursuant to
Section 14.1.

          8.6. Regular Meetings. The Management Committee shall meet at least quarterly. No notice need be given to Representatives of regular meetings for which the Representatives previously have designated a time and place for the meeting.

          8.7. Special Meetings. Special meetings of the Management Committee may be held at any time upon the request of at least two (2) of the Representatives. A Notification of any special meeting shall be sent to the last known address of each Representative at least two (2) Business Days before the meeting. Notification of the time, place and purpose and all matters and business to be transacted at such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of a Notification. Attendance of a Representative at such meeting shall also constitute a waiver of Notification thereof, except where such Representative attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. The business to be transacted at, and the purpose of, each special meeting of the Management Committee must be specified in the notice or waiver of notice of such meeting.

          8.8. Quorum of and Action by Management Committee. The presence, in person or by proxy, of at least four (4) Representatives, including at least one Representative designated by each of Stone and Gaylord, shall constitute a quorum for the transaction of business at any meeting of the Management Commit-tee; provided, however, that if Gaylord does not elect to purchase an amount of Stone's Membership Interest within five years from the date hereof pursuant to Section 4.12 of the Joint Venture Agreement such that, after such purchase, each of Gaylord and Stone would own 50% of the Membership Interests, then on the fifth anniversary of this Agreement the phrase "including at least one Representative designated by each of Stone and Gaylord" in this section shall be deleted. Each Representative shall be entitled to one vote. Except as otherwise expressly set forth in this Agreement, all actions of the Management Committee shall be by unanimous vote; provided, however, upon (i) the consummation of the purchase by Gaylord pursuant to Section 4.12 of the Joint Venture Agreement or (ii) the fifth anniversary of this Agreement, whichever shall occur first, all actions of the Management Committee shall be by Majority Vote, subject to
Section 8.4 herein. Any action so taken shall constitute the act of the Management Committee, provided that a quorum is present. Notwithstanding any other provision of this Agreement, no action taken or approved by the Management Committee at any meeting shall be valid unless at least two (2) Business Days prior written notice of such meeting was duly given to each Representative then serving on the Management Committee. In the event that the Management Committee cannot reach agreement on a particular issue in accordance with the applicable voting requirements as set forth in this Agreement, any Representative may refer the matter to decision pursuant to Article XIII (other than matters pertaining to Section 8.4 (a), (b), (c), (d), (g),
(h), (i), (m) or (n) (other than contract interpretation issues relating to such provisions) which shall not be governed by
Article XIII).

          8.9. Compensation. The Representatives shall serve without compensation. Representatives shall be entitled to reimbursement from the Company for their reasonable out-of-pocket expenses incurred in attending any meeting.

          8.10. Resignation and Removal. Any Representative may resign at any time by giving notice to the Company and the Member that designated such Representative. Such resignation shall be made in writing and shall take effect upon the earlier of the acceptance of such resignation or at the time such Representative is replaced by the Member that designated such Representative. Any Representatives serving on the Management Committee may be removed, either for or without cause, upon the written request of the Member that appointed such Representative. Any such removal shall be effective upon the delivery of such a written request to the Company and to such Representative.

          8.11. Vacancies. Any vacancy occurring with respect to a Representative serving on the Management Committee by designation of a Member pursuant to Section 8.2 shall be filled by designation of the Member that designated such Representative pursuant to the procedures set forth in Section 8.2.

          8.12. Action by Written Consent. Any action that may be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by (a) all of those Persons entitled to vote at that meeting, and such consent shall have the same force and effect as a unanimous vote of the Management Committee at a meeting duly called and held or (b) if approved by each of the Members, the Management Committee may act by majority written consent, and such consent shall have the same force and effect as if adopted by the Management Committee at a meeting duly called and held. No notice shall be required in connection with the use of a written consent pursuant to this Section 8.12.

          8.13. Standard of Care; Liability. Every Representa-tive shall discharge his or her duties as a representative in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Company. A Representative shall not be liable for any monetary damages to the Company for any breach of such duties except for (a) receipt of a financial benefit to which the Representative is not entitled, (b) voting for or assenting to a distribution to Members in violation of this Agreement or the Act or (c) a knowing violation of the law.

          8.14. Appointment of Officers; President. The Mem-bers, through the Management Committee, shall have the right to appoint officers of the Company, including a President of the Company, to assist with the day-to-day management of the business affairs of the Company. Any President so appointed shall be the Chief Executive Officer of the Company, subject at all times to the direction of the Members, through the Management Committee. The President shall not have greater power and authority than that delegated to him by the Management Committee and shall not, on behalf of the Company, negotiate, authorize, engage in or enter into any of the transactions or actions specified in
Section 8.4 without the requisite prior consent of each of the Members in respect thereof. The Members, through the Management Committee, shall have the right to remove any President of the Company, either for or without cause, at any time; provided, however, that nothing contained herein shall limit any rights of the President under any employment agreement which such President may have entered into with the Company. In addition to the President, the Company shall have such other executive officers as the Management Committee may designate. From the date hereof until the six-month anniversary of this Agreement, Thomas Cadden will be President of the Company.


                            ARTICLE IX

                  OWNERSHIP OF COMPANY PROPERTY

          Company Property shall be deemed to be owned by the Company as an entity, and no Member or Representative, individually or collectively, shall have any ownership interest in such Company Property or any portion thereof. Title to any or all Company Property may be held in the name of the Company or one or more nominees, as the Management Committee by Majority Vote may determine. All Company Property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Property is held.


                            ARTICLE X

                FISCAL MATTERS; BOOKS AND RECORDS

          10.1. Bank Accounts; Investments. Capital Contribu-tions, revenues and any other Company funds shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company, at the direction of the Management Committee, in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company's bank accounts may be withdrawn only to be in-vested in furtherance of the Company's purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

          10.2.  Records Required by Act; Right of Inspection.
(a) During the term of the Company's existence and for a period of four (4) years thereafter, there shall be maintained in the Company's principal office specified pursuant to Section 2.5 all records required to be kept pursuant to the Act, including, without limitation, a current list of the names, addresses and Membership Interests held by each of the Members (including the dates on which each of the Members became a Member) or permitted transferee, copies of federal, state and local information or income tax returns for each of the Company's tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

          (b) On written request stating the purpose, a Member may examine and copy in person, at any reasonable time, for any proper purpose reasonably related to such Member's interest as a Member of the Company, and at the Member's expense, records required to be maintained under the Act and such other informa-tion regarding the business, affairs and financial condition of the Company as is just and reasonable for the Member to examine and copy. Upon written request by any Member made to the Company at the address of the Company's principal office specified in
Section 2.5, the Company shall provide to the Member without charge true copies of (i) this Agreement and the Certificate of Formation and all amendments or restatements, and (ii) any of the tax returns of the Company described above.

          10.3. Books and Records. The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting and on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for the Membership Interests held by each Member and permitted transferee.

          10.4. Access to Financial and Accounting Records. The parties shall have access to the records relating to the Company and shall be entitled to perform internal reviews and audits of such records at their own expense. The parties shall also have the right to perform limited financial review of the Company for their own respective financial reports. The parties agree that Stone's auditors and Gaylord's auditors shall have access to financial and accounting records of the Company. However, expenses related to third party audits (requested by the Company), tax returns and tax return preparation, and any other Company filing requirements shall be paid by the Company. The parties hereby agree to the disclosure of any financial informa-tion required to be disclosed by either party in order to comply with applicable law, including applicable regulations of the Securities and Exchange Commission.

          10.5. Tax Returns and Information. The Members intend for the Company to be treated as a partnership for income tax purposes. The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file. Within seventy-five (75) days after the end of each calendar year, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of such Person's federal income tax return and state income and other tax returns.

          10.6. Delivery of Financial Statements to Members. As to each of the first three fiscal quarters of the Company and each fiscal year of the Company, the Company shall send to each Member a copy of (a) the balance sheet of the Company as of the end of the fiscal quarter or year, (b) an income statement of the Company for such quarter or year, and (c) a statement showing the revenues distributed by the Company to Members in respect of such quarter or year. Such financial statements shall be delivered no later than 30 days following the end of the fiscal quarter to which the statements apply, except that the financial statements relating to the end of the fiscal year shall be delivered no later than 30 days following the end of such fiscal year. Each Member shall also have the right to receive copies of the operating plan, strategic plan and capital expenditure budget of the Company for any fiscal year upon request. Within 15 days after the end of each month (except for a month which ends a quarter), the Company shall send to each Member a copy of the operating results for the preceding month. Within 30 days after the end of each month (except for a month which ends a quarter), the Company shall send to each Member a balance sheet and an income statement.

          10.7. Audits. The fiscal year-end financial state-ments to be delivered pursuant to Section 10.6 shall be audited or subject to other agreed financial procedures. The audit, if any, shall be performed by an accounting firm approved by the Management Committee.

          10.8. Fiscal Year. The Company's fiscal year shall end on December 31 of each calendar year. Each fiscal year shall consist of four quarters ending on March 31, June 30, September 30 and December 31 of each fiscal year. Each such quarter shall be referred to as a "fiscal quarter".

          10.9. Tax Elections. The Company shall make the fol-lowing elections on the appropriate tax returns:

          (a) to adopt the calendar year as the Company's fiscal year, if permitted by the Code;

          (b) to adopt the accrual method of accounting, if permitted by the Code, and to keep the Company's books and records on such method;

          (c) if a distribution of Company property as described in Section 734 of the Code occurs or if a Transfer of any Membership Interest as described in Section 743 of the Code occurs, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties (it being understood that, if applicable, the Company shall, upon Gaylord's request or Stone's request, make a valid election pursuant to Section 754 of the Code that will be applicable with respect to the potential purchase by Gaylord of a portion of Stone's Membership Interest pursuant to Section 4.12 of the Joint Venture Agreement); and

          (d) to elect to amortize the organizational expenses of the Company ratably over a period of sixty (60) months as permitted by Section 709(b) of the Code.

Neither the Company, the Management Committee nor any Member or Representative may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

          10.10. Tax Matters Member. The Management Committee shall designate one Member to be the "tax matters partner" (the "Tax Matters Member") of the Company pursuant to Section 6231(a)(7) of the Code. Such Member shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Such Member may take any action contemplated by Sections 6222 through 6232 of the Code without the consent of all Members, but this sentence does not authorize such Member to take any action left to the deter-mination of an individual Member under Sections 6222 through 6232 of the Code. The initial Tax Matters Member shall be Stone. The Tax Matters Member shall not without the unanimous consent of the other Members, which consent shall not be unreasonably withheld:
(i) consent to any administrative adjustment; (ii) settle or compromise any administrative or judicial proceeding; (iii) extend the statute of limitations with respect to any tax return of the Company; or (iv) forgo any administrative proceeding.


                            ARTICLE XI

                  INDEMNIFICATION AND INSURANCE

          11.1. Indemnification and Advancement of Expenses by the Company. (a) The Company shall indemnify in accordance with, and to the fullest extent authorized by, the Act, as it may be in effect from time to time, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Representative, Member, employee or officer of the Company, or is or was serving at the request of the Company as a director, officer, Representative, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

          (b) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Representative, Member or officer of the Company, or is or was serving at the request of the Company as a director, officer, Representative, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys' fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been finally adjudged to be liable to the Company unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (c) To the extent that a Representative, Member, employee or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 11.1, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him, her or it in connection therewith.

          (d) Any indemnification under paragraphs (a) and (b) or advancement of Expenses under paragraph (e), each of this
Section 11.1, (unless ordered by a court of competent jurisdic-tion) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Representative, Member or officer is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 11.1. Such determination shall be made (i) by the Management Committee by a Majority Vote of Representatives who were not parties to such action, suit or proceeding (even if such Representatives constitute less than a quorum of Representatives), (ii) if a quorum of disinterested Representatives so directs, by independent legal counsel in a written opinion or (iii) by all the Members.

          (e) Expenses (including reasonable attorneys' fees) incurred by a Representative or Member in defending any civil, criminal, administrative or investigative action, suit or pro-ceeding shall be paid by the Company as and when incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Representative or Member to repay such amount if it shall ulti-mately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 11.1. Such expenses (including reasonable attorneys' fees) incurred by other officers shall be so paid upon such terms and conditions, if any, as the Management Committee deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or disinterested Representatives or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

          (g) For purposes of this Section 11.1, any reference to the "Company" shall include, in addition to the resulting or surviving business entity, any constituent business entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, representatives or members, so that any Person who is or was a director, officer, representative or member of such constituent business entity, or is or was serving at the request of such constituent business entity as a director, officer, representative or member of another business entity, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving business entity as he or she would have with respect to such constituent business entity if its separate existence had continued.

          (h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.1 shall continue as to a Person who has ceased to be a Representative, Member, employee or officer and shall inure to the benefit of the heirs, executors and administrators of such Person.

          (i) Notwithstanding anything in this Article XI to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of or in connection with defending any such proceedings, claims or actions.

          11.2. Insurance. The Company may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Representative, Member, officer, employee, agent or other Person identified in Section 11.1 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 11.1 or otherwise.

          11.3. Limit on Liability of Members from Company Indemnification. The indemnification set forth in Section 11.1 shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.


                           ARTICLE XII

                    DISSOLUTION AND WINDING UP

          12.1.  Events Causing Dissolution.   The Company shall
be dissolved upon the first of the following events to occur:

          (a) The written consent of all Members at any time to dissolve and wind up the affairs of the Company;

          (b) The Bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, unless there are at least two remaining Members (after taking into account any sale pursuant to the provisions of Section 8.2 of the Joint Venture Agreement) and the business of the Company is continued by the unanimous consent of all remaining Members within 90 days following the occurrence of any such event; or

          (c) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

          12.2. Winding Up. If the Company is dissolved pursu-ant to Section 12.1, the Company's affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

          (a) The winding up of the Company's affairs shall be supervised by a liquidator (the "Liquidator") selected by the Members holding at least 80% of the Membership Interests.

          (b) In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

          (i)    Prosecute and defend civil, criminal or
     administrative suits;

          (ii) Collect Company assets, including obliga-tions owed to the Company;

          (iii)  Settle and close the Company's business;

          (iv) Dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condi-tion of the relevant market and general financial and economic conditions;

          (v) Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

          (vi) Discharge the Company's known liabilities and, if necessary, to set up, for a period not to ex-ceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

          (vii) Distribute any remaining proceeds from the sale of Company Property to the Members as provided in
     Section 12.4;

          (viii) Prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

          (ix) Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Management Committee under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator
     (if not a Representative or the Management Committee) shall not be liable as a Representative to the Members and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Article XI.

          12.3. Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Members holding at least 80% of the Membership Interests.

          12.4. Distribution of Company Property and Proceeds of Sale Thereof. (a) Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Company Property that is to be distributed in kind, to the following groups in the following order of priority:

          (i)    to satisfy Company liabilities to
     creditors, including Members and Representatives who are creditors, to the extent otherwise permitted by law
     (other than for past due Company distributions), whether by payment or establishment of reserves;

          (ii) to satisfy Company obligations to Members and former Members to pay past due Company distributions;

          (iii)  to the Members, in accordance with the
     positive balances in their respective Capital Accounts
     (determined after allocating all items for all periods prior to and including the date of distribution, including items relating to sales and distributions pursuant to this Article XII); and

          (iv)   then, any remaining amounts shall be
     distributed to the Members in accordance with their respective Membership Interests.

          (b)    All distributions required under this
Section 12.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

          (c) The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances or Membership Interests of each Member in such group.

          12.5. Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member's pro rata portion of distributions pursuant to Section 12.4.

          12.6. Deficit Capital Accounts. Notwithstanding any-thing to the contrary contained in this Agreement, and notwith-standing any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or dis-tributions of money pursuant to this Agreement, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

                           ARTICLE XIII

                        DISPUTE RESOLUTION

          Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between any parties hereto arising out of or relating to this Agreement or any Ancillary Agreement or any rights or obligations or related services to be provided hereunder or thereunder, including matters relating to business judgement and operations, shall constitute a "Dispute" under Sections 9.11 and 9.12 of the Joint Venture Agreement and the parties hereto agree that any such Dispute shall be subject to and governed by the dispute resolution provisions set forth in Sections 9.11 and 9.12 of the Joint Venture Agreement, which are hereby incorporated by reference into this Agreement as if fully set forth herein.

          Notwithstanding the foregoing, the Members agree to continue performing their respective obligations under this Agreement and the Ancillary Agreements while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof or thereof.

          Nothing in this Article XIII shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant hereto.

          Notwithstanding the foregoing, any dispute, controversy or disagreement between any parties hereto relating to (i) the necessity of the Company to solicit Optional Additional Cash Contributions from its Members and (ii) issues of business judgment (including Management Committee and Member deadlocks) arising out of the matters set forth in Sections 8.4(a), (b),
(c), (d), (g), (h), (i), (m) or (n) (other than contract interpretation issues relating to such provisions), shall not constitute a "Dispute" under Sections 9.11 and 9.12 of the Joint Venture Agreement and shall not be governed by the dispute resolution provisions of such sections.


                           ARTICLE XIV

                     MISCELLANEOUS PROVISIONS

          14.1. Conference Telephone Meetings. Meetings of the Members or the Management Committee may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

          14.2. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          14.3. Entire Agreement. This Agreement, the Joint Venture Agreement and the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof. This Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

          14.4. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability with-out invalidating the remainder of such invalid, illegal or unen-forceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          14.5. Amendment. Except as expressly provided herein, this Agreement may be amended only by a written agreement exe-cuted by all Members. No provision of this Agreement requiring that any action be taken only upon approval of Members holding a specified percentage of the Membership Interests may be modified, amended or repealed unless such modification, amendment or repeal is approved by Members holding at least such percentage of the Membership Interests.

          14.6. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

          14.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS DOCTRINE. IN PARTICULAR, THIS AGREEMENT IS INTENDED TO COMPLY WITH THE REQUIREMENTS OF THE ACT AND THE CERTIFICATE OF FORMATION. IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE PROVI-SIONS OF THIS AGREEMENT AND THE MANDATORY PROVISIONS OF THE ACT OR ANY PROVISION OF THE CERTIFICATE OF FORMATION, THE ACT AND THE CERTIFICATE OF FORMATION, IN THAT ORDER OF PRIORITY, WILL CONTROL.

          14.8. Offset. Whenever the Company is to pay any sum to any Person under this Agreement or any Ancillary Agreement, any amounts that Person owes the Company under this Agreement or any Ancillary Agreement may be deducted from that sum before payment.

          14.9. Effect of Waiver or Consent. A waiver or con-sent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limita-tions period has run.

          14.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instru-ments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

          14.11. Expenses. Each Member shall pay its own legal, accounting and other expenses incident to its negotiation and preparation of this Agreement and the Ancillary Agreements and (except as expressly set forth herein or therein) the consummation of the transactions contemplated hereby and thereby.

          14.12. Notices.   All notices or other communications
required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by courier or facsimile transmission or mailed (first class postage prepaid) to the parties at the addresses or facsimile numbers set forth below:

          If to Stone, to:

          Stone Container Corporation
          150 North Michigan Avenue
          Chicago, Illinois  60601
          Telephone:  (312) 346-6600
          Facsimile:  (312) 580-4625
          Attention:  General Counsel

          If to Gaylord, to:

          Gaylord Container Corporation
          500 Lake Cook Road
          Deerfield, Illinois 60015
          Telephone:  (847) 405-5500
          Facsimile:  (847) 405-5586
          Attention:  General Counsel

          Delivery to any party designated above to receive copies of notices shall not, by itself, be considered notice to any party pursuant to this Section 14.12 and that failure to deliver a copy shall not, by itself, cause delivery of notice to any other party to be insufficient or invalid.

          All such notices and other communications will (x) if delivered personally or by courier to the address provided in this Section 14.12, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number provided in this Section 14.12, be deemed given when receipt of transmission has been orally confirmed by the sending party, and
(z) if delivered by certified mail, return receipt requested, in the manner described above to the address as provided in this
Section 14.12, be deemed given five (5) Business Days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 14.12). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the dates set forth below opposite their names, to be effective on the date first above written.



                              S&G PACKAGING COMPANY, L.L.C.



Dated: _________________      By:________________________________
                                 Its:____________________________
                                 Date:___________________________



                              MEMBERS:

                              STONE CONTAINER CORPORATION



Dated: _________________      By:________________________________
                                 Name:
                                 Title:


                              GAYLORD CONTAINER CORPORATION



Dated: __________________     By:_______________________________
                                 Name:
                                 Title:

                                                            Schedule I


                   MEMBERS AND MEMBERSHIP INTERESTS


                              Membership
     Member                   Interests

Stone Container Corporation        65%

Gaylord Container Corporation      35%






























0152111.09   August 12, 1996 (11:39a)